EXHIBIT 3.1
                                                                     -----------



                              CERTIFICATE OF MERGER
                                       OF
                          INTERSTATE HOTELS CORPORATION
                                      INTO
                         MERISTAR HOTELS & RESORTS, INC.

         In accordance with Section 252(c) of the General Corporation Law of the State of Delaware, Meristar Hotels & Resorts, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY THAT:

         FIRST:   The name and state of incorporation of each of the constituent corporations of the merger is as follows:

                  NAME                                  STATE OF INCORPORATION
                  ----                                  ----------------------

     Interstate Hotels Corporation ("Interstate")               Maryland
     Meristar Hotels & Resorts, Inc.                            Delaware


         SECOND: An Agreement and Plan of Merger, dated as of May 1, 2002, as amended on June 3. 2002 (the "Merger Agreement"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252 of the General Corporation Law of the State of Delaware (the "DGCL").

         THIRD:   The name of the surviving corporation of the merger is
MeriStar Hotels & Resorts, Inc., which name at the effective time of the merger will be changed to Interstate Hotels & Resorts, Inc.

         FOURTH: At the effective time of the merger, the Restated Certificate of Incorporation of the Corporation shall be amended in the manner set forth on Exhibit A hereto and as so amended shall be the Restated Certificate of Incorporation of the surviving corporation.


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         FIFTH:   The executed Merger Agreement is on file at the principal
place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 1010 Wisconsin Avenue, N.W., Washington, D.C. 20007.

         SIXTH:   On request, the surviving corporation will furnish without cost a copy of the Merger Agreement to any stockholder of any constituent corporation.

         SEVENTH: The authorized capital stock of Interstate is as follows:

                  (a) 64,939,361 shares of common stock, $0.01 par value per share, of which 62,000,000 shares are Interstate Class A Common Stock, 1,500,000 shares are Interstate Class B Common Stock, and 1,439,361 shares are Interstate Class C Common Stock; and

                  (b) 10,000,000 shares of preferred stock, of which 70,000 shares are designated as Interstate Series A Preferred Stock and 850,000 shares are designated as Series B Convertible Preferred Stock, par value $0.01 per share.





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         IN WITNESS WHEREOF, the undersigned has signed his name, this 25th day of July, 2002 and by such act affirms, under penalties of perjury, that this instrument constitutes the act and deed of the Corporation and that the facts stated herein are true.


                                   MERISTAR HOTELS & RESORTS, INC.


                                   By: /s/ Christopher L. Bennett
                                       ----------------------------------------
                                       Christopher L. Bennett
                                       Senior Vice President and General Counsel





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                                                                       EXHIBIT A



         FIRST: The text of Article I of the Corporation's Certificate of Incorporation is hereby amended and restated to read in full as follows:

         "The name of the corporation is Interstate Hotels & Resorts, Inc. (the "Corporation").";

         SECOND: Section A of Article IV is hereby amended and restated to read in its entirety as follows:

         "A.      Capitalization. The total number of shares that the
         Corporation shall have the authority to issue is: two hundred and fifty five million (255,000,000), which shall be two hundred and fifty million (250,000,000) shares of common stock, par value of one cent ($0.01) per share (the "Common Stock"), and five million (5,000,000) shares of preferred stock, par value of one cent ($0.01) per share (the "Preferred Stock").";

         THIRD:   Section B of Article V is hereby amended and restated to read in its entirety as follows:

         "B.      Number. Until the date (the "Termination Date") that is 18 months after the effective time of the merger between the Corporation and Interstate Hotels Corporation, a Maryland corporation, the Board shall consist of thirteen (13) members, and such number may be changed only with the affirmative vote of at least 75% of the then existing members of the Board. After the Termination Date, the Board shall consist of not less than three (3) and not more than fifteen (15) members. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by resolution adopted by a majority of the entire Board that would be in office, if no vacancy existed, whether or not present at a meeting."; and

         FOURTH:  The following is hereby added as Section J of Article V:

         "J.      Nomination. Until the Termination Date, unless such person has resigned, has retired or is no longer able to serve as a director by reason of death, disqualification, removal from office or any other cause, the Corporation shall nominate the following directors for election at each meeting of the Corporation's stockholders at which directors may be elected:

         NAME                                                         CLASS
         ----                                                         -----

         Paul W. Whetsell........................................     Class I
         Thomas F. Hewitt........................................     Class I


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                                                                               5


         John Emery..............................................     Class I
         J. Taylor Crandall......................................     Class I
         Karim J. Alibhai........................................   Class II
         Joseph J. Flannery......................................   Class II
         Raymond C. Mikulich.....................................   Class II
         Mahmood J. Khimji.......................................   Class II
         Sherwood M. Weiser......................................   Class II
         Steven D. Jorns.........................................  Class III
         James B. McCurry........................................  Class III
         Leslie R. Doggett.......................................  Class III
         John J. Russell, Jr.....................................  Class III"